Exhibit 10.15
January 4, 2010
Norman K. Carter, III
Acadia Management Company, Inc.
2849 Paces Ferry Road, Suite 750
Atlanta, Georgia 30339
Dear Mr. Carter:
     This letter sets forth the terms and conditions of an incentive bonus that you will be entitled to receive if (and only if) certain criteria set forth herein are achieved.
     1. Incentive Bonus. You will be entitled to receive a one-time incentive bonus (the “Incentive Bonus”) in an amount in cash equal to $40,000 if and only if (i) no Change of Control shall have occurred prior to the date the Incentive Bonus is actually paid, (ii) you have been continuously employed by Acadia Management Company, Inc. (the “Company”) from the date hereof until the date the Incentive Bonus is actually paid, and (iii) 2011 EBITDA exceeds the greater of (A) $10,329,000 and (B) the 2011 EBITDA target set forth in the 2011 fiscal year budget approved by the board of managers of Acadia Healthcare Holdings, LLC (“Holdings”), after giving effect to this Incentive Bonus and all other similar incentive bonuses paid to the executives of the Company. For purposes of this letter, “2011 EBITDA” means (A) the consolidated net income or loss of Holdings and its subsidiaries for the twelve-month period ending December 31, 2011, plus (B) to the extent deducted in any such period in determining such net income or loss (I) taxes based on income or profits for such twelve-month period, (II) interest expense, (III) amortization and depreciation expenses and (IV) corporate-level overhead expenses (but excluding, for the avoidance of doubt, facility-level overhead expenses), in each case determined in accordance with United States generally accepted accounting principles applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the audited consolidated financial statements of Holdings and its subsidiaries for the fiscal year ending December 31, 2011 and adjusted to exclude the effect of any purchases, exchanges or other acquisitions of any material assets or liabilities consummated by Holdings or any of its subsidiaries since the date hereof. Notwithstanding anything to the contrary contained in this letter, the calculation of 2011 EBITDA shall be subject to the approval of the board of managers of Holdings in its sole discretion. For purposes of this letter, “Change of Control” has the meaning set forth in that certain Amended and Restated Limited Liability Company Agreement, dated as of August 31, 2009, by and among the members of Holdings.
     2. Withholding. The Company or one of its affiliates shall be entitled to deduct or withhold from any amounts owing to you hereunder any withholding taxes, excise taxes, employment taxes or other similar amounts imposed with respect to amounts payable hereunder.
     3. No Assignment. This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and assigns; provided, that this Agreement may not be assigned by you without the prior written consent of the Company.
     4. Miscellaneous. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the board of managers of the Company. If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions).
[SIGNATURE PAGE FOLLOWS]

     If the foregoing is acceptable to you, please sign this letter agreement in the space provided below. At the time you sign and return it this letter agreement will take effect as a binding agreement between you and the Company on the basis, and subject to the conditions, set forth above. The enclosed copy is for your records.

Sincerely yours, ACADIA MANAGEMENT COMPANY, INC.
By:	/s/ Trey Carter
Name:
Title:

Accepted and Agreed
/s/ Norman K. Carter, III
Norman K. Carter, III
Date: 1-4-2010